                                  SCHEDULE 14A
                                 (RULE 14a-101)

        INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       PAXSON COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(I) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                     (LOGO)
                    (PAXSON COMMUNICATION CORPORATION LOGO)

                                                                  March 29, 1999

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Paxson Communications Corporation (the "Company"), which will be held at The Ritz-Carlton, 280 Vanderbilt Beach Road, Naples, Florida 34108, on April 30, 1999, at 11:00 a.m., local time.

     Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date (or their authorized representatives) and to invited guests of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please mark the appropriate box on the enclosed proxy card and you will be pre-registered for the meeting (if your shares are held of record by a broker, bank or other nominee and you plan to attend the meeting, you must also pre-register by returning the registration card forwarded to you by your bank or broker). Stockholders who are not pre-registered will only be admitted to the Annual Meeting upon verification of stock ownership.

     The notice of the meeting and proxy statement on the following pages contain information concerning the business to be considered at the meeting. Please give these proxy materials your careful attention. It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, and return the accompanying proxy card in the enclosed envelope in order to make sure your shares will be represented at the Annual Meeting. Stockholders who attend the Annual Meeting will have the opportunity to vote in person.

     The continuing interest of the stockholders in the business of the Company is gratefully acknowledged. We hope many will attend the meeting.

                                          Sincerely,
                                          /s/ Lowell W. Paxson
                                          LOWELL W. PAXSON
                                          Chairman of the Board

                       PAXSON COMMUNICATIONS CORPORATION
                            601 CLEARWATER PARK ROAD
                      WEST PALM BEACH, FLORIDA 33401-6233
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 30, 1999

     The Annual Meeting of Stockholders of Paxson Communications Corporation will be held at The Ritz-Carlton, 280 Vanderbilt Beach Road, Naples, Florida 34108, on April 30, 1999, at 11:00 a.m., local time, for the following purposes:

     1.  To elect six directors;

     2.  To ratify the adoption of the Company's 1998 Stock Incentive Plan;

     3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent certified public accountants for 1999; and

     4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 1, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     Stockholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.

                                          By Order of the Board of Directors

                                          /s/ ANTHONY L. MORRISON
                                          Anthony L. Morrison, Secretary

West Palm Beach, Florida
March 29, 1999

                       PAXSON COMMUNICATIONS CORPORATION
                            601 CLEARWATER PARK ROAD
                      WEST PALM BEACH, FLORIDA 33401-6233

                                PROXY STATEMENT

     This proxy statement is first being sent to stockholders on or about March 29, 1999, in connection with the solicitation of proxies by the Board of Directors of Paxson Communications Corporation (the "Company"), to be voted at the Annual Meeting of Stockholders to be held on April 30, 1999, and at any adjournment thereof (the "Meeting"). The Board of Directors has fixed the close of business on March 1, 1999, as the record date of the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding (i) 52,633,015 shares of $0.001 par value Class A Common Stock ("Class A Common Stock"), entitled to one vote per share, (ii) 8,311,639 shares of $0.001 par value Class B Common Stock ("Class B Common Stock," and with the Class A Common Stock, collectively, the "Common Stock"), entitled to ten votes per share, and (iii) 7,913 shares of Series A Convertible Preferred Stock ("Convertible Preferred Stock"), entitled to 625 votes per share.

VOTING

     Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting in accordance with the directions given. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of directors and the other proposals described in this Proxy Statement. The Board of Directors knows of no business to be transacted at the Meeting other than the proposals set forth in this Proxy Statement. If other matters are properly presented for action, it is the intention of the persons named as proxies to vote on such matters according to their best judgment.

     Stockholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker. A stockholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting. Attendance at the Meeting will not in itself constitute revocation of a proxy.

     The presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by all outstanding shares of stock entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting. The election of directors will require the affirmative vote of a plurality of the votes cast at the Meeting, if a quorum is present. The affirmative vote of at least a majority of the votes cast in person or by properly executed proxy is required to approve the other proposals to be considered at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present at the Meeting for purposes of determining whether a quorum is present. Because only a plurality is required for the election of directors, abstentions or broker non-votes will have no effect on the election of directors. As to other matters to be considered at the Meeting, abstentions will be treated as votes AGAINST, and broker non-votes will not be counted as shares voting for the purpose of determining whether a proposal has been approved.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to the Company's equity securities beneficially owned on March 17, 1999, by (i) each director, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) any person who is known by the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities. Beneficial ownership means sole or shared voting power or investment power with respect to a security. The Company has been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

                                                               AMOUNT AND
                                                               NATURE OF                 AGGREGATE
                                                               BENEFICIAL                 VOTING
CLASS OF STOCK              NAME OF BENEFICIAL OWNER(1)        OWNERSHIP    % OF CLASS     POWER
--------------          ------------------------------------   ----------   ----------   ---------
Class A Common
  Stock.............    Lowell W. Paxson(2).................   23,357,543      39.2        16.4%
                        Landmark Communications, Inc.(3)....    4,668,297       7.8         3.3%
                        James B. Bocock(4)..................    1,014,850       1.7           *
                        William E. Simon, Jr.(5)............      846,915       1.4           *
                        Dean M. Goodman(4)..................      376,836         *           *
                        Jon Jay Hoker(4)....................      366,325         *           *
                        Jeffrey Sagansky....................          -0-         *           *
                        Bruce L. Burnham(4).................       25,850         *           *
                        James L. Greenwald(4)...............        9,500         *           *
                        All directors and executive officers
                        as a group(6).......................   26,333,069      44.1        18.4%

Class B Common Stock    Lowell W. Paxson....................    8,311,639     100.0        58.2%
                        All directors and executive officers
                        as a group..........................    8,311,639     100.0        58.2%

---------------
* Less than 1%

(1) Unless otherwise specified in the footnotes to this table, the address of each person in this table is c/o Paxson Communications Corporation, 601 Clearwater Park Road, West Palm Beach, Florida 33401-6233.

(2) Does not include 8,311,639 shares of Class B Common Stock, each share of which is convertible into one share of Class A Common Stock. Mr. Paxson is the beneficial owner of all his shares of Class A Common Stock and Class B Common Stock through his control of Second Crystal Diamond, Limited Partnership and Paxson Enterprises, Inc.

(3) According to information contained in an amendment to Schedule 13D filed with the Securities and Exchange Commission (the "Commission"), dated July 28, 1998, Landmark Communications, Inc., whose address is 150 Brambleton Avenue, Norfolk, Virginia 23510, acquired such shares pursuant to an Asset Acquisition Agreement dated as of June 13, 1997 in connection with its sale to the Company of the assets related to The Travel Channel, and on July 10, 1998, the one year holding period for such shares ended although the shares continue to be held for investment purposes.

(4) Includes shares which may be acquired within 60 days through the exercise of stock options granted under the Company's Stock Incentive Plans as follows:
    James B. Bocock -- 957,000; Dean M. Goodman -- 330,361; Jon Jay
    Hoker -- 319,000; Bruce L. Burnham -- 13,750; James L. Greenwald -- 9,500.

(5) Represents 187,500 shares which may be acquired upon the exercise of warrants and shares which may be acquired upon the conversion of Convertible Preferred Stock held by an affiliate of Mr. Simon.

(6) Includes 1,814,011 shares which may be acquired within 60 days through the exercise of stock options granted under the Company's Stock Incentive Plans and 846,915 shares which may be acquired upon the exercise of warrants held by an affiliate of Mr. Simon and shares which may be acquired upon the conversion of Convertible Preferred Stock.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     At the Annual Meeting, six directors are to be elected to hold office until the 2000 Annual Meeting of Stockholders and until their successors have been elected and qualified. The six nominees for election as directors are Lowell W. Paxson, Jeffrey Sagansky, James B. Bocock, William E. Simon, Jr., Bruce L.

Burnham and James L. Greenwald, all of whom are currently members of the Board of Directors. Information concerning each of the nominees is set forth below.

     The persons named in the enclosed proxy card have advised that, unless otherwise directed on the proxy card, they intend to vote FOR the election of the designated nominees, and that should any nominee become unable or unwilling to accept nomination or election for any reason, votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe the nominees named will be unable or unwilling to serve if elected.

NOMINEES FOR DIRECTOR

                                                                                                     DIRECTOR
NOMINEE                  AGE  POSITION, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE AND DIRECTORSHIPS   SINCE
-------                  ---  ---------------------------------------------------------------------  --------
Lowell W. Paxson.......  64   Chairman of the Board since 1991 and Chief Executive Officer of the        1991
                              Company from 1991 to 1998. President, Home Shopping Network, Inc.
                              from 1985 to 1990.
William E. Simon,        47   Vice Chairman of the Company since 1998. Executive Director, William       1998
  Jr. .................       E. Simon & Sons, LLC, a private investment firm and merchant bank, from 1988 to present. Director and Chairman, GeoLogistics
                              Corporation.
Jeffrey Sagansky.......  47   Chief Executive Officer of the Company since 1998. Co-President, Sony      1998
                              Pictures Entertainment, a producer of film and video programming, from 1996 to 1997. Executive Vice President, Sony Corporation of
                              America, from 1994 to 1996.
James B. Bocock........  54   Co-President since 1998 and Chief Operating Officer since 1991 of the      1994
                              Company. President of the Company from 1991 to 1998.
Bruce L. Burnham.......  65   President of The Burnham Group since 1993, a firm providing                1996
                              consulting and marketing services to the retail industry. Director,
                              Forcenergy, Inc., and J.B. Rudolph, Inc.
James L. Greenwald.....  72   Chairman and Chief Executive Officer from 1975 to 1994 of Katz             1996
                              Communications, Inc., a broadcast advertising representative sales firm; Chairman Emeritus since 1994. Director, Granite Broadcasting
                              Company and Source Media, Inc.

OTHER EXECUTIVE OFFICERS

EXECUTIVE OFFICER     AGE        POSITION, BUSINESS EXPERIENCE AND DIRECTORSHIPS
-----------------     ---        -----------------------------------------------
Dean M. Goodman.....  51   President, PAX TV since 1998. President from 1995 to 1997 of the Company's inTV and Paxson Network-Affiliated Television
                           divisions. General Manager from 1993 to 1995 of the
                           Company's Miami radio group.
Jon Jay Hoker.......  60   President, Paxson Television Station Group since 1997.
                           President from 1995 to 1997 of the Company's Paxson Radio
                           division. President from 1994 to 1995 of Paxson Networks,
                           Inc. President from 1985 to 1994 of Hoker Broadcasting, a
                           radio station owner/operator.
Anthony L.            37   Vice President, Secretary and General Counsel of the Company
  Morrison..........       since 1995. Attorney with the New York office of O'Melveny &
                           Meyers from 1990 to 1995.

EXECUTIVE OFFICER     AGE        POSITION, BUSINESS EXPERIENCE AND DIRECTORSHIPS
-----------------     ---        -----------------------------------------------
Kenneth M.            36   Acting Chief Financial Officer since 1999, Vice President
  Gamache...........       since 1997 and Controller since 1993.
Seth Grossman.......  33   Senior Vice President, Corporate Development since 1998,
                           Vice President, Corporate Development from 1997 to 1998, and
                           Director of Finance from 1995 to 1997.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During 1998, the Company's Board of Directors held six meetings. Each incumbent director attended at least 75% of the total number of Board meetings and meetings of committees of which he is a member. In addition, the Board of Directors took action 27 times during 1998 by unanimous written consent in lieu of a meeting, as permitted by applicable state law.

     Since April 1998, the Compensation Committee has consisted of James L. Greenwald and Bruce L. Burnham. Prior to April 1998, Mr. Paxson was the only member of the Compensation Committee. The Compensation Committee recommends to the Board both base salary levels and bonuses for the Chief Executive Officer and the other officers of the Company. See "Board Compensation Committee Report on Executive Compensation." The Compensation Committee also reviews and makes recommendations with respect to the Company's existing and proposed compensation plans, and serves as the committee responsible for administering the Company's Stock Incentive Plans. During 1998, the Compensation Committee met informally in conjunction with each of the meetings of the Board of Directors, and held a formal separate Committee meeting. In making recommendations regarding compensation and related matters, the Compensation Committee has independently received and reviewed reports of professional compensation consultants.

     The Audit Committee consists of Bruce L. Burnham, James L. Greenwald and William E. Simon, Jr. Mr. Burnham is the chairman of the Committee. The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with the Company's independent certified public accountants to review the scope and results of the audit, and to consider various accounting and auditing matters related to the Company, including its system of internal controls and financial management practices. During 1998, the Audit Committee held four meetings.

     The Company does not have a nominating committee. This function is performed by the Board of Directors.

COMPENSATION OF DIRECTORS

     All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. In February 1999, Mr. Burnham and Mr. Greenwald were each granted options to purchase 5,750 shares of Class A Common Stock at an exercise price of $3.42 per share in consideration for their services as directors of the Company during 1998. No other directors receive separate compensation for services rendered as a director.

TRANSACTIONS INVOLVING DIRECTORS AND OFFICERS

     In May 1998, Mr. Simon was appointed Vice Chairman of the Board. In connection with this appointment, an affiliate of Mr. Simon's received fully vested warrants to purchase 155,500 shares of Class A Common Stock at an exercise price of $16 per share. The warrants were valued at approximately $622,000, which was recorded as stock-based compensation at the time the warrants were issued.

     In June 1998, an affiliate of Mr. Simon purchased $10 million aggregate liquidation preference of the Company's Convertible Preferred Stock and warrants to purchase 32,000 shares of Class A Common Stock at an exercise price of $16 per share. In connection with the Company's offering of $75 million of Convertible Preferred Stock in June 1998, the affiliate of Mr. Simon received a consulting fee of $500,000 and an underwriting fee of $550,000 for the placement of shares of Convertible Preferred Stock. The Company recorded such fees as issuance costs in connection with the sale of the Convertible Preferred Stock.

     During January 1999, the Company advanced $1,000,000 to Mr. Paxson, its Chairman, which was repaid without interest four days after being made.

     During December 1996, the Company extended loans to certain of its key employees, including its executive officers, to finance the purchase by such persons of shares of Class A Common Stock on the open market. The loans are the personal obligations of each borrower and are secured by a pledge of the shares of Class A Common Stock purchased with the loan proceeds. Each loan accrues interest at a fixed annual rate of 5.75% and is due and payable in full, with all accrued and unpaid interest, upon the earlier of March 31, 1999, or the sale of the shares of Class A Common Stock pledged as security for the loan. The Company intends to extend the maturity date of the loans for an additional two years. As of December 31, 1998, the outstanding balance of principal and accrued interest on such loans to the Company's Executive Officers was as follows: Mr. Bocock, $540,318; Mr. Goodman, $543,289; Mr. Hoker, $434,076; Mr. Morrison,
$285,337; Mr. Gamache, $160,881; and Mr. Grossman, $130,526. In addition, Arthur
D. Tek, a former director, Vice President and Chief Financial Officer of the Company, had an outstanding loan balance under this program of $358,188.63 at December 31, 1998 which indebtedness was satisfied during March 1999 upon his resignation as an officer and director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who own more than ten percent of the Common Stock of the Company to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission and to furnish the Company with copies of all
Section 16(a) reports they file. Based on its review of the copies of such reports received by it, the Company believes that during 1999, each of Messrs. Sagansky, Bocock, Goodman, Hoker, Tek, Morrison, Gamache and Grossman failed to timely file a report on Form 5 reflecting their holdings and Mr. Gamache failed to timely file a Form 4 reflecting his sale of 5,000 shares of Class A Common Stock.

EXECUTIVE COMPENSATION

     The following table presents certain information concerning the compensation received or accrued for services rendered during the fiscal years ended December 31, 1998, 1997 and 1996 for the Company's Chief Executive Officer and four most highly compensated executive officers other than the Chief Executive Officer who were serving as of December 31, 1998 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                            ANNUAL COMPENSATION              NUMBER OF
                                   --------------------------------------    SECURITIES
NAME AND PRINCIPAL                                           OTHER ANNUAL    UNDERLYING        ALL OTHER
POSITION                    YEAR   SALARY(1)      BONUS      COMPENSATION     OPTIONS      COMPENSATION(2)(3)
------------------          ----   ----------   ----------   ------------   ------------   ------------------
Jeffrey Sagansky..........  1998    $379,615    $      -0-     $200,000(5)   1,200,000          $   -0-
  Chief Executive
  Officer and President(4)

Lowell W. Paxson..........  1998     465,850        75,000          -0-            -0-              -0-
  Chairman of the           1997     423,500     1,875,000          -0-            -0-              -0-
  Board(4)                  1996     385,000           -0-          -0-            -0-              -0-

James B. Bocock...........  1998     341,250        75,000          -0-        200,000           35,125
  Co-President and          1997     325,000     1,885,000          -0-            -0-           33,500
  Chief Operating Officer   1996     275,000           -0-      415,140(6)     225,000           14,750

Dean M. Goodman...........  1998     315,000       100,000          -0-        600,000           32,500
  President -- PAX TV       1997     300,000     1,099,000          -0-            -0-           31,000
                            1996     250,000       101,200      289,340(6)     150,000           13,500

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                            ANNUAL COMPENSATION              NUMBER OF
                                   --------------------------------------    SECURITIES
NAME AND PRINCIPAL                                           OTHER ANNUAL    UNDERLYING        ALL OTHER
POSITION                    YEAR   SALARY(1)      BONUS      COMPENSATION     OPTIONS      COMPENSATION(2)(3)
------------------          ----   ----------   ----------   ------------   ------------   ------------------
Jon Jay Hoker.............  1998     315,000        75,000          -0-        500,000           32,500
  President -- Paxson       1997     300,000     1,581,000          -0-            -0-           26,200
  Television Group          1996     250,000        50,000      201,280(6)     150,000           13,500

---------------
(1) Includes amounts Named Executive Officers elected to defer pursuant to the Company's Profit Sharing Plan.

(2) Includes contributions to supplemental retirement plans as follows: during 1998, Mr. Bocock -- $34,125; Mr. Goodman -- $31,500; and Mr.
    Hoker -- $31,500; during 1997, Mr. Bocock -- $32,500; Mr.
    Goodman -- $30,000; Mr. Hoker -- $25,200; during 1996: Mr.
    Bocock -- $13,750; Mr. Goodman -- $12,500; and Mr. Hoker -- $12,500.

(3) Includes $1,000 Company contributions to the Profit Sharing Plan during 1998, 1997 and 1996 for each of Messrs. Bocock, Goodman and Hoker.

(4) Mr. Sagansky joined the Company as Chief Executive Officer and President in May, 1998; Mr. Paxson served as Chief Executive Officer until May 1998.

(5) Consists of relocation allowance provided to Mr. Sagansky.

(6) Represents the difference between the price paid by the Named Executive Officer upon the exercise of stock options and the fair market value of the underlying Common Stock at the time of exercise.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                        NUMBER OF
                        SHARES OF                                                            POTENTIAL REALIZABLE VALUES
                       COMMON STOCK                                                           AT ASSUMED ANNUAL RATES OF
                        UNDERLYING     % OF TOTAL OPTIONS    EXERCISE                  STOCK PRICE APPRECIATION FOR OPTION TERM
                         OPTIONS      GRANTED TO EMPLOYEES   PRICE PER   EXPIRATION   ------------------------------------------
NAME                    GRANTED(1)       IN FISCAL YEAR        SHARE        DATE        0%(3)            5%              10%
----                   ------------   --------------------   ---------   ----------   ----------   ---------------   -----------
Jeffrey Sagansky.....   1,200,000             19.1%            $7.25      6/12/08     $4,800,000     $13,290,077     $26,315,523
Lowell W. Paxson.....         -0-               -0-               --           --             --              --              --
James B. Bocock......     200,000              3.2%            $7.25      6/12/08        800,000       2,215,013       4,385,921
Dean M. Goodman......     600,000              9.6%            $7.25      6/12/08      2,400,000       6,645,039      13,157,762
Jon Jay Hoker........     500,000              8.0%            $7.25      6/12/08      2,000,000       5,537,532      10,964,801

---------------
(1) All Options were granted pursuant to a five year vesting schedule commencing January 1, 1998, except that Mr. Sagansky's options vest over a four year period commencing June 30, 1998.

(2) Based upon the difference between the closing sale price on the grant date and the option exercise price.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                SHARES                         OPTIONS AT                 IN-THE-MONEY OPTIONS
                               ACQUIRED                     DECEMBER 31, 1998            AT DECEMBER 31, 1998(1)
                                  ON       VALUE     -------------------------------   ---------------------------
NAME                           EXERCISE   REALIZED   EXERCISABLE(2)    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           --------   --------   ---------------   -------------   -----------   -------------
Jeffrey Sagansky.............    -0-        $-0-             -0-         1,200,000     $      -0-     $2,325,000
Lowell W. Paxson.............    -0-         -0-             -0-               -0-            -0-            -0-
James B. Bocock..............    -0-         -0-         892,000           335,000      5,144,610      1,166,113
Dean M. Goodman..............    -0-         -0-         240,361           690,000      1,386,282      1,681,575
Jon Jay Hoker................    -0-         -0-         269,000           500,000      1,551,458        968,750

---------------
(1) Based on the public trading price of the Class A Common Stock of $9.1875 on December 31, 1998.

(2) Excludes securities underlying options which vested January 1, 1999 as follows: Mr. Bocock -- 65,000; Mr. Goodman -- 90,000; and Mr.
    Hoker -- 50,000.

STOCK INCENTIVE PLANS

     The Company has established various stock incentive plans to provide incentives to officers, employees and others who perform services for the Company through awards of options and shares of restricted stock.

Awards granted under the plans are at the discretion of the Company's Compensation Committee and may be in the form of either incentive or nonqualified stock options or awards of restricted stock. Options granted under the plans generally vest over a five year period and expire ten years after the date of grant. At December 31, 1998, 1,176,436 shares of Class A Common Stock were available for additional awards under the plans.

     The exercise price per share of Class A Common Stock deliverable upon the exercise of each stock option granted under the Stock Incentive Plans is determined by the Compensation Committee at the date the stock option is granted and as provided in the terms of the Stock Incentive Plans. Stock options are exercisable in whole or in part on such date or dates as are determined by the Compensation Committee at the date of the grant. The Compensation Committee may, in its sole discretion, accelerate the time at which any stock option may be exercised. Stock options expire on the date or dates determined by the Compensation Committee at the time the stock options are granted. Holders of more than ten percent (10%) of the combined voting power of the capital stock of the Company may be granted stock options, provided that if any of such options are intended to be incentive stock options, the exercise price must be at least 110% of the fair market value of Class A Common Stock as of the date of the grant and the term of the option may not exceed five years.

     Options granted under the Stock Incentive Plans may be exercised by the participant to whom granted or by his or her legal representative. If a participant's employment is terminated for cause, each option which has not been exercised shall terminate.

     The Compensation Committee also has the discretion to award restricted stock, consisting of shares of Class A Common Stock which are subject to forfeiture in whole or in part if the recipient's employment with the Company is terminated prior to the end of the restrictive period. Participants who receive restricted stock do not become 100% vested in their restricted stock until five years after the effective date of the award. During the restricted period prior to vesting, the participant may transfer the restricted stock to a trust for the benefit of the participant or an immediate family member, but may not otherwise sell, assign, transfer, give or otherwise dispose of, mortgage, pledge or encumber such restricted stock. The Compensation Committee may, in its discretion, provide that a participant shall be vested in whole or with respect to any portion of the participant's award not previously vested if the participant's employment with the Company is terminated because of death, disability or retirement. To date, the Committee has not awarded any restricted stock under the Stock Incentive Plans.

EXECUTIVE BONUS PLAN

     The Company adopted an Executive Bonus Plan during 1998 pursuant to which members of the Company's senior management selected by the Compensation Committee may earn cash bonus compensation on an annual basis in such amounts as are determined by the Committee, based upon the achievement of Company operating and financial objectives and individual performance criteria. The bonus calculation criteria are established on an annual basis by the Committee, and generally consist of a set of Company operating and financial performance objectives which must be met for any participant to be entitled to receive a bonus, and individualized performance criteria and bonus levels for each participant (generally expressed as a percentage of the participant's base salary). Bonuses awarded with respect to a fiscal year are to be paid during the following year. No bonuses were earned under the Executive Bonus Plan with respect to the year ended December 31, 1998.

PROFIT SHARING PLAN

     The Company has a profit sharing plan under Section 401(k) of the Internal Revenue Code (the "Profit Sharing Plan"). The Profit Sharing Plan provides that employees of the Company must complete one year of service in order to be eligible to defer salary and, if available, receive matching contributions under the Section 401(k) portion of the Profit Sharing Plan. Participants may elect to defer a specified percentage of their compensation into the Profit Sharing Plan on a pre-tax basis. The Company may, at its sole discretion, make matching contributions based on a percentage of deferred salary contributions at a percentage rate to be determined by certain officers of the Company, which matching contributions may be in Company stock. In addition, the Company may make supplemental profit sharing contributions in such amounts as certain officers of the Company may determine. Participants earn a vested right to their profit sharing contribution in increasing amounts over a period of five years. After five years of service, the participant's right to his or her profit sharing contribution vests 100%. Thereafter the participant may receive a distribution of the entire value of his or her account at age 55, 62 or 65 or upon termination of employment, death or disability.

EMPLOYMENT AGREEMENTS

     Mr. Paxson is employed as Chairman of the Board of the Company pursuant to an employment agreement for a five and one-half year period commencing on June 30, 1994, unless sooner terminated. Mr. Paxson's base salary under the agreement was $465,850 in 1998, increasing to $500,000 in 1999. In addition to base salary, Mr. Paxson may receive an annual bonus at the discretion of, and in an amount set by, members of the Compensation Committee that are not employees of the Company. Mr. Paxson's employment agreement is renewable for successive one-year terms, subject to good faith negotiation of the renewal terms. Mr. Paxson is eligible to participate in all employee benefit plans and arrangements that are generally available to other senior executives, and is entitled to vacation days in an amount determined annually by the Board of Directors after good faith negotiation. Mr. Paxson is reimbursed for all reasonable expenses incurred by him in the discharge of his duties, including entertainment and travel. Mr. Paxson's employment agreement is terminable by the Board of Directors before expiration for good cause, as defined in the agreement, or by Mr. Paxson for good reason, as defined in the agreement. In the event of Mr. Paxson's permanent disability or death, the Company will pay Mr. Paxson, or his estate, as the case may be, his then existing salary for the remaining term of the agreement, in the case of disability, or one year, in the case of death.

     Mr. Sagansky is employed as President and Chief Executive Officer of the Company for a four year term expiring June 30, 2002 pursuant to an employment agreement entered into in June 1998, when he first joined the Company. The agreement provides for Mr. Sagansky to receive a base salary of $600,000 with 10% increases each July 1 (commencing July 1, 1999) and an annual bonus of up to twice his base salary based on the Company's achievement of targeted financial results. Mr. Sagansky was granted options to purchase 1,200,000 shares of Class A Common Stock at an exercise price of $7.25 per share, which become exercisable at the rate of 30% after the first year of employment, 25% after each of the second and third years, and 20% after the fourth year. Pursuant to the agreement, Mr. Sagansky received a $200,000 housing and relocation allowance during 1998. The Company has agreed to pay Mr. Sagansky 5% of any syndication fees and foreign sales received by the Company for any Company-developed programming. Mr. Sagansky is eligible to participate in all employee benefit plans and arrangements that are generally available to other senior executives and is reimbursed for all reasonable expenses incurred in the discharge of his duties, including entertainment and travel. The Company may terminate Mr. Sagansky's employment for good cause, as defined in the agreement. If Mr. Sagansky's employment is terminated by reason of his disability or other than for good cause, or if Mr. Sagansky terminates his employment for good reason, as defined in the agreement, the Company will continue to pay Mr. Sagansky his base salary, plus annual increases, and Mr. Sagansky will continue to be entitled to coverage under employee benefit plans, for the balance of the employment term, and except in the case of disability, Mr. Sagansky will continue to be entitled to receive any annual bonuses he would otherwise have received had he remained employed by the Company for the balance of the employment term. If Mr. Sagansky dies, the Company will pay Mr. Sagansky's estate his then existing salary for a period of one year and a pro rata bonus for the calendar year in which Mr. Sagansky dies.

     Mr. Bocock is employed as Co-President and Chief Operating Officer of the Company for a five year term commencing January 1, 1998, pursuant to an employment agreement entered into in June 1998. The agreement provides for Mr. Bocock to receive a base salary of $341,250 with at least 10% increases each January 1 (commencing January 1, 1999) and an annual bonus. Mr. Bocock is eligible to participate in all employee benefit plans and arrangements that are generally available to other senior executives and to receive such other cash and non-cash bonus awards and compensation (including awards under the Stock Incentive Plans) as the Company may determine, and is reimbursed for all reasonable expenses incurred in the discharge of his duties, including entertainment and travel. The Company may terminate Mr. Bocock's employment for good cause, as defined in the agreement. If Mr. Bocock's employment is terminated by reason of his disability or other than for good cause, or if Mr. Bocock terminates his employment for good reason, as defined in the agreement, the Company will continue to pay Mr. Bocock his base salary for the balance of the employment term. If Mr. Bocock dies, the Company will pay Mr. Bocock's estate his then existing salary for a period of one year.

     Mr. Goodman is employed as President of PAX TV for a five year term commencing January 1, 1998, pursuant to an employment agreement entered into in June 1998. The agreement provides for Mr. Goodman to receive a base salary of $315,000 with at least 10% increases each January 1 (commencing January 1, 1999) and an annual bonus. Mr. Goodman is eligible to participate in all employee benefit plans and arrangements that are generally available to other senior executives and to receive such other cash and non-cash bonus awards and compensation (including awards under the Stock Incentive Plans) as the Company may determine, and is reimbursed for all reasonable expenses incurred in the discharge of his duties, including entertainment and travel. The Company may terminate Mr. Goodman's employment for good cause, as defined in the agreement. If Mr. Goodman's employment is terminated by reason of his disability or other than for good cause, or if Mr. Goodman terminates his employment for good reason, as defined in the agreement, the Company will continue to pay Mr. Goodman his base salary for the lesser of two years or the balance of the employment term in the case of disability; and for the balance of the employment term in all other cases. If Mr. Goodman dies, the Company will pay Mr. Goodman's estate his then existing salary for a period of one year.

     Mr. Hoker is employed as President of Paxson Television Station Group for a five year term commencing January 1, 1998, pursuant to an employment agreement entered into in June 1998. The agreement provides for Mr. Hoker to receive a base salary of $315,000 with at least 10% increases each January 1 (commencing January 1, 1999) and an annual bonus. Mr. Hoker is eligible to participate in all employee benefit plans and arrangements that are generally available to other senior executives and to receive such other cash and non-cash bonus awards and compensation (including awards under the Stock Incentive Plans) as the Company may determine, and is reimbursed for all reasonable expenses incurred in the discharge of his duties, including entertainment and travel. The Company may terminate Mr. Hoker's employment for good cause, as defined in the agreement. If Mr. Hoker's employment is terminated by reason of his disability or other than for good cause, or if Mr. Hoker terminates his employment for good reason, as defined in the agreement, the Company will continue to pay Mr. Hoker his base salary for the lesser of two years or the balance of the employment term in the case of disability; and for the balance of the employment term in all other cases. If Mr. Hoker dies, the Company will pay Mr. Hoker's estate his then existing salary for a period of one year.

     The terms of each of the employment agreements entered into with Mr. Bocock, Mr. Hoker and Mr. Goodman was approved by the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As of April 17, 1998, Mr. Burnham and Mr. Greenwald became the sole members of the Compensation Committee. Prior to that date, Mr. Paxson, Chairman of the Board of the Company, served as the only member of the Compensation Committee. The Company has entered into certain transactions and relationships with Mr. Paxson, members of his immediate family and others as described below.

     DP Media, Inc., CAP Communications, Inc. and RDP Communications of Indianapolis, Inc. During August 1998, RDP Communications of Indianapolis, Inc. ("RDP"), a company beneficially owned by members of Mr. Paxson's family, entered into an asset purchase agreement to acquire certain assets relating to the business and operation of television station WIPX in Bloomington, Indiana. The Company joined in the execution of the asset purchase agreement for the purpose of guaranteeing RDP's performance under such agreement. The Company has advanced $1.75 million to RDP in connection with this acquisition and expects to be repaid these amounts at the closing of the acquisition transaction. RDP is currently operating WIPX pursuant to a time brokerage agreement and airing PAX TV programming under an affiliation agreement with the Company.

     In connection with RDP's acquisition of WIPX, and the Company's guarantee of RDP's performance under the related asset purchase agreement, the seller is alleging that RDP is in material breach of certain obligations under the agreement. RDP is currently negotiating with the seller in connection with the financing of such acquisition by the seller. The Company believes that the ultimate resolution of this matter will not have a material adverse effect on the Company's financial position or results of operations.

     During May 1998, the Company sold television station WPXE for $6 million to DP Media, Inc. ("DP Media"), a company owned by the shareholders of RDP. Upon its acquisition by DP Media, WPXE became a PAX TV affiliate. No significant gain or loss was recorded in connection with this transaction.

     During December 1997 and January 1998, the Company sold its interest in television stations WPXS and WZPX, serving the St. Louis, Missouri and Grand Rapids, Michigan markets for $4.8 million and $7 million, respectively, to DP Media. During June 1997, the Company financed DP Media's purchase of WRPX from Roberts Broadcasting through a loan of approximately $10 million which was subsequently repaid. During May 1997, the Company sold WWPX to DP Media for $2.5 million. Upon their acquisition by DP Media, the previously described stations became PAX TV affiliates. No significant gain or loss was recorded in connection with these transactions.

     As described below, in February 1999, CAP Communications, Inc. ("CAP Communications"), an entity owned by the shareholders of RDP and DP Media, acquired stations WHPX and WBPX, PAX TV affiliates.

     Under the affiliation agreements with DP Media, CAP Communications and RDP for the stations described above, which are for a term of ten years, the Company provides the DP Media, CAP Communications and RDP affiliates with programming from 6:00 am to 1:00 am, Monday through Sunday, and pays a fixed monthly affiliation fee. These affiliates retain a portion of the advertising airtime during the Company's network programming. At December 31, 1998, the Company's minimum commitments under its affiliation agreements with DP Media, CAP Communications and RDP aggregated approximately $95.1 million. At December 31, 1998, the Company had advanced DP Media approximately $250,000 under the affiliation agreements. See The Christian Network, Inc. below.

     The Company also provides DP Media, CAP Communications and RDP with certain accounting, sales and technical services. Under the services agreements, the DP Media, CAP Communications and RDP affiliates are required to deposit all advertising revenues generated during the network programming as well as the monthly affiliation fee into an account from which they pay operating costs and interest. The Company is entitled to receive 90% of the excess of the revenues deposited into such account over the costs and expenses paid from such account. During 1998, the Company recorded no revenues under its service agreements with DP Media, CAP Communications and RDP.

     The Company also has commercial representation agreements with the DP Media, CAP Communications and RDP affiliates, which are for terms of ten years. Under these agreements, the Company serves as the network, national and regional sales representative for the DP Media, CAP Communications and RDP affiliates and receives a commission of 15% for such sales revenue generated. The Company has an assignable right of first refusal to acquire the DP Media and CAP Communications affiliates at their fair market value, in the event that DP Media or CAP Communications wishes to sell such affiliates and has received a formal written offer from a third party.

     At December 31, 1998, Mr. Paxson served as a guarantor on approximately $31.4 million of bank loans made to DP Media.

     During 1998, the Company recorded time brokerage and affiliation fees expense related to stations owned by DP Media and RDP of approximately $5.7 million.

     The Christian Network, Inc. The Company has entered into several agreements with The Christian Network, Inc. and certain of its for-profit subsidiaries (individually and collectively referred to herein as "CNI"). The Christian Network, Inc. is a section 501(c)(3) not-for-profit corporation to which Mr. Paxson has been a substantial contributor and of which he was a member of the Board of Stewards through 1993.

     At December 31, 1998, the Company has approximately $15.5 million of advances to CNI relating to CNI's acquisition of WBPX in Boston, a PAX TV affiliate. In April 1998, DP Media contracted to acquire WBPX for $18 million, including the assumption of CNI's obligations to the Company. In February 1999, DP

Media assigned its rights under the contract to acquire WBPX to CAP Communications which completed the acquisition of WBPX.

     The Company and CNI entered into an agreement in May 1994 (the "CNI Agreement") under which the Company agreed that, if the tax exempt status of CNI were jeopardized by virtue of its relationship with the Company and its subsidiaries, the Company would take certain actions to ensure that CNI's tax exempt status would no longer be so jeopardized. Such steps could include, but not be limited to, rescission of one or more transactions or payment of additional funds by the Company. The Company believes that all of its agreements with CNI have been on terms as favorable to CNI as it would obtain in arm's length transactions. The Company intends any future agreements with CNI to be as favorable to CNI as CNI would obtain in arm's length transactions. Accordingly, if the Company's activities with CNI are consistent with the terms governing their relationship, the Company believes that it will not be required to take any actions under the CNI Agreement. There can be no assurance, however, that the Company will not be required to take any actions under the CNI Agreement at a material cost to the Company.

     CNI and the Company have contracted for the Company to lease CNI's television production and distribution facility, the Worship Channel Studio, for the purpose of producing television programming for the Company's television network. During the year ended December 31, 1998, the Company incurred rental charges in connection with this agreement of $252,000.

     WHPX. In April 1998, DP Media entered into a contract to acquire WHPX from Roberts Broadcasting for $250,000 plus the assumption of the note payable to the Company for $15 million. In February 1999, DP Media assigned its rights under the contract to acquire WHPX in Hartford, a PAX TV affiliate, to CAP Communications, which completed the acquisition.

     Aircraft Lease. During 1997, the Company entered into a three year lease with a company owned by Mr. Paxson for a Boeing 727 aircraft. The lease provides for monthly payments of $63,600. The Company incurred rental costs under the lease of approximately $763,000 during 1998. Additionally, the Company has recorded leasehold improvements of approximately $347,000 at December 31, 1998, in connection with the lease.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for administering the Executive Bonus Plan and the Company's Stock Incentive Plans, and for reviewing proposed executive compensation and other Company compensation plans and making recommendations to the Board of Directors.

     In making its recommendations as to executive compensation, the Committee seeks to recommend a level of base compensation which is competitive with the compensation offered to executives performing similar functions by others in the Company's line of business, and to link a significant portion of an executive's total potential cash compensation to the achievement of overall Company operating and financial goals and individual performance criteria. In administering the Executive Bonus Plan, the Committee establishes, on an annual basis, overall Company operating and financial goals and individual performance criteria which offer Company executives the opportunity to earn significant bonus compensation, in most cases as much as or more than base annual salary. In formulating its recommendations as to awards under the stock incentive plans, the Committee seeks to provide a means for Company executives to realize substantial additional compensation based upon appreciation in the public trading price of the Company's common stock, thereby aligning the executives' interests with those of the Company's stockholders.

     During 1998, the Company engaged Mr. Sagansky as its Chief Executive Officer pursuant to a four year employment agreement. Mr. Sagansky's base salary and other employment terms were arrived at through arms' length negotiations between the Company and Mr. Sagansky in connection with his employment as

Chief Executive Officer. The Committee's recommendations as to the terms to be offered to Mr. Sagansky were significantly influenced by its evaluation of the level of compensation commanded by other chief executive officers and executives of Mr. Sagansky's stature in the television broadcasting industry and the competition for Mr. Sagansky's services. The base salary of Mr. Paxson, who served as the Company's Chief Executive Officer prior to the engagement of Mr. Sagansky, is fixed pursuant to the terms of an employment agreement entered into during 1994.

     During 1998, the Company entered into five year employment agreements (four years for Mr. Sagansky) with each of its senior executive officers other than Mr. Paxson. The base salary levels and minimum annual increases of the Company's executive officers are specified in their respective employment agreements although the Compensation Committee may, in its sole discretion, provide for annual base salary increases in excess of the specified minimum increases. In making its recommendations with respect to the base salary levels in the employment agreements entered into during 1998, the Committee considered such factors as the executive's prior performance in the service of the Company, compensation information with respect to senior executives performing similar duties for businesses similar to that engaged in by the Company, and the recommendations of professional consultants engaged by the Company to assist in formulating compensation policy and establishing compensation levels for the Company's senior management.

     Since the operating and financial performance objectives established by the Compensation Committee for determination of bonus compensation for the 1998 fiscal year under the Executive Bonus Plan were not attained, the Committee determined to award no bonus compensation under the Executive Bonus Plan to the Company's executive officers, and therefore no bonus payments under this plan will be made to the executive officers in 1999 in respect of the 1998 fiscal year.

                                          Compensation Committee

                                          /s/ BRUCE L. BURNHAM

                                          --------------------------------------
                                          Bruce L. Burnham

                                          /s/ JAMES L. GREENWALD

                                          --------------------------------------
                                          James L. Greenwald

                               PERFORMANCE GRAPH

     The following graph is a comparison of the cumulative total returns for the Company's common stock as compared with the cumulative total return for the American Stock Exchange Market Value Index and a peer group index (the "Peer Group Index"). The Securities and Exchange Commission rules permit the Company to select a peer group in good faith with which to compare its stock performance by selecting a group of companies in lines of business similar to its own. The Company has selected a peer group for the 1998 fiscal year consisting of companies whose primary business is television broadcasting. The current Peer Group Index consists of the common stocks of Granite Broadcasting Corp., Hearst-Argyle Television Inc., LIN Television Corp., Sinclair Broadcast Group, Inc., Univision Communications Inc. and Young Broadcasting, Inc., which are actively traded on the NASDAQ Stock Market and the New York Stock Exchange.

     The cumulative return of the Company was computed by dividing the difference between the price of the Company's common stock at the end and the beginning of the measurement period (November 7, 1994 to December 31, 1998) by the price of the Company's common stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on November 7, 1994, the date the Company first became publicly traded. Similar calculations were made with respect to the American Stock Exchange Market Value Index and the Peer Group Index for the relevant periods assuming that all dividends were reinvested. In addition, the calculations for members of the peer group were weighted on the basis of their respective market capitalizations.



                              [PERFORMANCE CHART]



     The Company cautions that the stock price performance shown in the graph above should not be considered indicative of potential future stock price performance.

              PROPOSAL 2 -- ADOPTION OF THE PAXSON COMMUNICATIONS
                     CORPORATION 1998 STOCK INCENTIVE PLAN

     The Company adopted its Stock Incentive Plan in 1994 and its 1996 Stock Incentive Plan in 1996 (collectively, the "Stock Incentive Plans") as a means of enabling the Company to provide stock-based incentive compensation by granting stock options and restricted stock awards (collectively referred to herein as "awards") to employees of the Company. The Board believes that the Stock Incentive Plans have proven to be of substantial value to the Company because they have enabled the Company to offer long-term performance-based compensation -- such as stock options -- that motivates employees and others to contribute to the financial success of the Company. A total of 4,143,575 shares of Class A Common Stock were made available for the granting of awards under the Stock Incentive Plans.

     In early 1998, the Board of Directors determined that insufficient shares remained available for future awards under the Stock Incentive Plans for the Company to be able to provide meaningful stock-based incentive compensation to those persons in a position to contribute to the success of the Company including the substantial number of new employees engaged in connection with the launch of PAX TV. The Board therefore adopted the 1998 Stock Incentive Plan (the "1998 Plan") in June 1998, whereby an additional 7,200,000 shares of Class A Common Stock were made available for awards of stock options and restricted stock, and directed that the 1998 Plan be submitted to the stockholders of the Company for approval at the next annual meeting.

     The purpose of the 1998 Plan is to promote the interests of the Company and its stockholders by providing persons performing services for the Company with additional incentives to increase their efforts on the Company's behalf and to remain in the employ or service of the Company through the award of stock options and shares of restricted stock, and to increase recipients' proprietary interest in the Company and thereby align their interests with those of the Company's stockholders. The material terms of the 1998 Plan are substantially identical to those of the prior Stock Incentive Plans.

     Of the 7,200,000 shares of Class A Common Stock to be made available for awards under the 1998 Plan, awards of stock options with respect to 6,067,500 of such shares have been made to date. The table below shows certain information with respect to awards under the 1998 Plan which have been made prior to the date hereof.

                          SUMMARY OF NEW PLAN BENEFITS

                                                                                  NUMBER
                                                                                    OF
NAME AND POSITION                                             DOLLAR VALUE(1)     SHARES
-----------------                                             ---------------    ---------
Jeffrey Sagansky............................................    $ 4,800,000      1,200,000
  Chief Executive Officer and President
Lowell W. Paxson............................................            -0-            -0-
  Chairman of the Board
James B. Bocock.............................................        800,000        200,000
  Co-President and Chief Operating Officer
Dean M. Goodman.............................................      2,400,000        600,000
  President -- PAX TV
Jon Jay Hoker...............................................      2,000,000        500,000
  President Television Group
Executive Group.............................................     11,600,000      2,900,000
Non-Executive Directors.....................................            -0-            -0-
Non-Executive Officers......................................      4,600,000      1,150,000
Employee Group..............................................      8,070,000      2,017,500

---------------
(1) Based upon the difference between the closing sale price on the grant date and the option exercise price.

     A SUMMARY OF THE PRINCIPAL FEATURES OF THE 1998 STOCK INCENTIVE PLAN IS PROVIDED BELOW, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE 1998 STOCK INCENTIVE PLAN WHICH IS INCLUDED AS EXHIBIT A TO THIS PROXY STATEMENT.

GENERAL

     Awards granted under the 1998 Plan may consist of options ("Options") to purchase a specified number of shares of Class A Common Stock at a stated price per share, which may include options which qualify as "incentive stock options" ("ISOs") pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), shares of Class A Common Stock which are subject to certain restrictions and a risk of forfeiture of such shares to the Company ("Restricted Stock"), or combination of the foregoing. Within certain limits, the Board has the right to alter, amend or revoke the 1998 Plan. The Board of Directors may not, however, without the approval of the stockholders, alter or amend the 1998 Plan to increase the maximum number of shares of Class A Common Stock that may be issued under the 1998 Plan, materially increase the benefits accruing to participants or materially modify the requirements as to eligibility for participation in the 1998 Plan.

SHARES AVAILABLE FOR ISSUANCE

     When the 1998 Plan was adopted by the Board of Directors in June 1998, 7,200,000 shares of Class A Common Stock became available for awards under the 1998 Plan, representing approximately 12% of the currently outstanding shares of Class A Common Stock (after giving effect to the issuance of such additional shares). Authority to grant awards under the 1998 Plan will continue until the 1998 Plan is terminated by the Board of Directors, subject to the continued availability of shares for the granting of awards under the 1998 Plan. The shares of Class A Common Stock subject to Options which expire unexercised or are terminated or which are included in awards of Restricted Stock which are forfeited to the Company shall again become available for the granting of awards under the 1998 Plan. In the event of certain changes in the number or kind of outstanding shares of Class A Common Stock, an appropriate adjustment will be made with respect to existing and future awards. The proceeds received by the Company from the sale of stock under the 1998 Plan will be added to the general funds of the Company. The closing sale price per share of the Class A Common Stock on March 17, 1999, was $9.

ELIGIBILITY; ADMINISTRATION

     All persons who perform services for the Company, whether as a director, officer, employee, consultant or other independent contractor, all persons who have in the past performed such services, and all persons performing services relating to the Company in their capacity as an employee or independent contractor of a corporation or other entity providing such services to the Company shall be eligible to receive awards under the 1998 Plan, provided that only employees of the Company shall be eligible to receive ISOs. The 1998 Plan will be administered by the Compensation Committee of the Board. The Committee shall have the power to interpret the provisions of the 1998 Plan, to select the eligible persons who are to receive awards under the 1998 Plan, to determine the type of award, the amount thereof and all other terms of each award and to make all other decisions with respect to the 1998 Plan and any awards granted thereunder.

STOCK OPTION AWARDS

     Granting of Options. The Compensation Committee is authorized to grant Options to eligible persons ("Optionees"), which may be either ISOs or non-qualified stock options ("NSOs"). All ISOs are intended to comply with the provisions of the Code applicable to ISOs. The term of an ISO cannot exceed ten years, and the exercise price of any ISO must be equal to or greater than the Fair Market Value of the shares of Class A Common Stock on the date of the grant. Any ISOs granted to a holder of 10% or more of the combined voting power of the capital stock of the Company must have an exercise price equal to or greater than 110% of the fair market value of the Class A Common Stock on the date of grant and may not have a term exceeding five years from the grant date. For purposes of the 1998 Plan, "Fair Market Value" generally means the closing sale price of the Class A Common Stock on the preceding trading day on the principal national securities exchange on which the Class A Common Stock is traded. The exercise price of NSOs shall be determined by the Committee on the date the NSO is granted, and may be less than Fair Market Value.

     Exercisability. Options shall become exercisable in whole or in part by the Optionee during such period as the Compensation Committee shall determine at the date of grant. The Committee may, in its sole discretion, accelerate the time at which any Option becomes exercisable.

     Termination. Each option shall expire on such date or dates as the Compensation Committee shall determine at the time the Option is granted. Upon termination of an Optionee's employment with the Company (including by reason of the Optionee's death), each unexercised Option (whether or not then exercisable) shall terminate and be forfeited, except that any such Options which are then exercisable shall remain exercisable for such period after termination of the Optionee's employment as the Committee may have determined at the time the Option was granted, which period may extend beyond the stated term of the Option. The Committee may alter the foregoing and permit Options to remain exercisable for longer periods, except that in the case of ISOs, the period after termination of employment during which the ISO shall continue to be exercisable shall not exceed the maximum such period permitted under the Code. If an Optionee's employment or affiliation with the Company is terminated for cause (as defined in the 1998 Plan), all of such person's Options shall immediately terminate.

     Payment of Exercise Price. Payment for shares of Class A Common Stock purchased upon exercise of an Option must be made in full at the time of purchase. Payment may be made in cash, by the transfer to the Company of shares of Class A Common Stock owned by the Optionee valued at Fair Market Value on the date of transfer, any combination of those payment methods, or in such other manner as may be authorized by the Compensation Committee.

TAX CONSEQUENCES

     The following discussion addresses certain federal tax consequences in connection with the 1998 Plan. State tax treatment is subject to individual state laws and is not reviewed in this discussion.

     Incentive Stock Options. An ISO results in no taxable income to the Optionee or deduction to the Company at the time it is granted or exercised. If the Optionee retains the stock received as a result of the exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then any gain on the sale of such stock will be treated as long-term capital gain. If the shares are disposed of during this period, the Option will be treated as an NSO. The Company receives a tax deduction only if the shares are disposed of during such period. The deduction is equal to the amount of taxable income to the Optionee.

     Non-Qualified Stock Options. An NSO results in no taxable income to the Optionee or deduction to the Company at the time it is granted. Upon exercising such an Option, the Optionee will realize taxable compensation in the amount of the difference between the option price and the then Fair Market Value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the Optionee.

     Restricted Stock Awards. No income will be recognized by the recipient of Restricted Stock so long as such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to a Restricted Stock award, the then Fair Market Value of the stock will constitute ordinary income to the recipient. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in an amount equal to the income recognized by the recipient.

ACCOUNTING TREATMENT

     The Company accounts for the issuance of stock-based compensation including stock options and restricted stock awards, using the intrinsic value method which requires the accrual of compensation cost to the extent that the market price of the Common Stock on the grant date exceeds the exercise price. In addition, the Company makes pro forma disclosures of net income and earnings per share as if the fair value method had been applied.

     Options. Under the 1998 Plan, the issuance of Options will result in compensation expense only to the extent the exercise price of the Option is less than the Fair Market Value of the Class A Common Stock on the grant date.

     Restricted Stock. Restricted Stock awarded to employees results in compensation expense equal to the Fair Market Value of the Class A Common Stock on the date that the substantial risk of forfeiture of such award lapses.

     Accounting for Income Taxes. The compensation cost related to Options and Restricted Stock awards recorded for financial statement purposes may differ form the deduction for income tax purposes. The income tax effect of the difference, if any, generally would be adjusted through additional paid-in capital.

APPROVAL BY STOCKHOLDERS

     The 1998 Plan was adopted by the Board of Directors in June 1998, and to date options to purchase an aggregate of 6,067,500 shares of Class A Common Stock have been awarded under the Plan. The adoption of the Plan, and prior option awards, are not conditioned upon stockholder ratification or approval of the 1998 Plan. The Board of Directors has directed that the 1998 Plan be submitted for stockholder approval at the Meeting so that future awards under the 1998 Plan may qualify as "performance-based compensation" under Section 162(m) of the Code, which generally limits to one million dollars the annual corporate federal income tax deduction for compensation paid to the chief executive officer or any of the four other highest paid officers of a publicly-held corporation. The Company intends that stock options granted in the future under the 1998 Plan will qualify for the performance-based compensation exclusion from this deduction limitation. In order for stock options granted under the 1998 Plan to qualify as performance-based compensation, among other requirements, the material terms of the 1998 Plan must be approved by the Company's stockholders. Approval of the 1998 Plan requires the affirmative vote of a majority of the outstanding shares represented at the Meeting and entitled to vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PAXSON COMMUNICATIONS CORPORATION 1998 STOCK INCENTIVE PLAN. UNLESS OTHERWISE INDICATED BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR APPROVAL OF THE PAXSON COMMUNICATIONS CORPORATION 1998 STOCK INCENTIVE PLAN.

                PROPOSAL 3 -- RATIFICATION OF THE APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company's Board of Directors has appointed PricewaterhouseCoopers LLP, Fort Lauderdale, Florida, as independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by stockholders. The Company has not had any changes in or disagreements with its independent accountants on accounting or financial disclosure issues. The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent certified public accountants for 1999.

                               OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Proposals of stockholders intended for presentation at the 2000 annual meeting must be received by the Company on or before December 15, 1999, in order to be included in the Company's proxy statement and form of proxy for that meeting.

EXPENSES OF SOLICITATION

     The expense of preparing, printing, and mailing proxy materials to stockholders of the Company will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's stock.

OTHER MATTERS

     The financial statements, financial information and management discussion and analysis of financial condition and results of operations set forth in the Company's 1998 Annual Report are incorporated by reference. The Company will provide to any stockholder, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for its fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. No charge will be made for copies of such annual report; however, a reasonable charge for the exhibits will be made.

                                          By Order of the Board of Directors
                                          /s/ ANTHONY L. MORRISON
                                          Anthony L. Morrison, Secretary

West Palm Beach, Florida
March 29, 1999

                       PAXSON COMMUNICATIONS CORPORATION
                           1998 STOCK INCENTIVE PLAN

 1. PURPOSE. The purpose of this 1998 Stock Incentive Plan (the "Plan") is to further the interests of Paxson Communications Corporation, a Delaware corporation, its Subsidiaries and its shareholders by providing incentives in the form of grants of stock options and restricted stock to key employees and other persons who contribute materially to the success and profitability of the Company. Also, the Plan will assist the Company in attracting and retaining key persons.

 2.  DEFINITIONS.  The following definitions will apply to the Plan:

     A. "AWARD" means, individually or collectively, a grant under the Plan of a Nonqualified Stock Option, an Incentive Stock Option, a Stock Appreciation Right, or Restricted Stock.

     B.  "BOARD" means the board of directors of Paxson Communications
         Corporation.

     C. "CAUSE" means, except as otherwise may be provided under any agreement under which any award or grant is made under this Plan, (i) Recipient's arrest for the commission of (A) a felony, (B) two (2) offenses for operating a motor vehicle while impaired by or under the influence of alcohol or illegal drugs, (C) any criminal act with respect to Recipient's employment (including any criminal act involving a violation of the Communications Act of 1934, as amended, or regulations promulgated by the Federal Communications Commission), or (D) any act that materially threatens to result in suspension, revocation, or adverse modification of any FCC license of any broadcast station owned by any affiliate of the Company or would subject any such broadcast station to fine or forfeiture; (ii) Recipient's taking of any action or inaction which would cause the Company to be in default under any material contract, lease or other agreement; (iii) Recipient's dependence on alcohol or illegal drugs; (iv) Recipient's failure or refusal to perform according to or follow the lawful policies and directives of the Chairman of the Board or the Chief Executive Officer or such other officer or employee to which Recipient reports; (v) Recipient's misappropriation, conversion or embezzlement of the assets of the Company or any affiliate of the Company; and (vi) a material breach of any Employment Agreement between Recipient and the Company.

     D.  "CODE" means the Internal Revenue Code of 1986, as amended.

     E. "COMMITTEE" means the Compensation Committee appointed by the Board. If the Board does not appoint a Compensation Committee or in the case of any Award to members of the Committee, "Committee" means the Board.

     F. "COMMON STOCK" means the Class A Common Stock, par value $.001 per share of Paxson Communications Corporation, or such other class of shares or securities as to which the Plan may be applicable pursuant to
         Section 10 of the Plan.

     G.  "COMPANY" means Paxson Communications Corporation and its Subsidiaries.

     H. "DATE OF GRANT" means the date on which the Option or Restricted Stock, whichever is applicable, is granted.

     I. "DISABILITY" means "disability" as defined in the Company's long term disability plan or policy.

     J. "ELIGIBLE PERSON" means any person who performs or has in the past performed services for the Company, whether as a director, officer, Employee, consultant or other independent contractor, and any person who performs services relating to the Company as an employee or independent contractor of a corporation or other entity that provides services to the Company.

     K. "EMPLOYEE" means any person employed on an hourly or salaried basis by the Company.

     L. "FAIR MARKET VALUE" means, with respect to the Common Stock, (i) if the Common Stock is listed for trading on a national securities exchange, the closing sale price, regular way, of the Common Stock on the principal national securities exchange on which the Common Stock is listed for trading on the trading day next preceding the date as of which Fair Market Value is being determined, or if no sale is reported on such date, the average of the closing bid and asked prices of the Common Stock on such exchange on such date, (ii) if the Common Stock is not listed for trading on any national securities exchange but is listed or quoted on the NASDAQ Stock Market, the closing sale price of the Common Stock on the trading day next preceding the date as of which Fair Market Value is being determined as reported in NASDAQ, or if no sale is reported on such date, the average of the closing bid and asked prices of the Common Stock on such day as reported in NASDAQ, and (iii) if the Common Stock is not publicly traded on the date as of which Fair Market Value is being determined, Fair Market Value shall be as determined by the Board, using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings.

     M. "INCENTIVE STOCK OPTION" means a stock option, granted pursuant to this Plan or any other Company plan, that satisfies the requirements of
         Section 422 of the Code and that entitles the Recipient to purchase stock of the Company.

     N. "NONQUALIFIED STOCK OPTION" means a stock option, granted pursuant to the Plan, that is not an Incentive Stock Option and that entitles the Recipient to purchase stock of the Company.

     O.  "OPTION" means an Incentive Stock Option or a Nonqualified Stock
         Option.

     P. "OPTION AGREEMENT" means a written agreement, between the Company and a Recipient, that sets out the terms and restrictions of an Option Award.

     Q. "OPTION SHAREHOLDER" means an Employee who has acquired Shares upon exercise of an Option.

     R. "OPTION SHARES" means Shares that a Recipient receives upon exercise of an Option.

     S. "PERIOD OF RESTRICTION" means the period beginning on the Date of Grant of a Restricted Stock Award and ending on the date on which all restrictions applicable to the Shares subject to such Award expire.

     T. "PLAN" means this Paxson Communications Corporation 1998 Stock Incentive Plan, as amended from time to time.

     U.  "RECIPIENT" means an individual who receives an Award.

     V. "RESTRICTED STOCK" means an Award granted pursuant to Section 7 of the Plan consisting of Shares subject to such terms and restrictions as shall be established by the Committee.

     W. "RESTRICTED STOCK AGREEMENT" means a written agreement between the Company and a Recipient setting forth the terms and restrictions of an Award of Restricted Stock.

     X. "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 9 of the Plan.

     Z. "SUBSIDIARY" means any corporation 50 percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of the Plan.

 3. ADMINISTRATION. The Committee will administer the Plan. The Committee has the exclusive power to select the Recipients of Awards pursuant to the Plan, to establish the terms of the Awards granted to each Recipient, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole discretion to determine whether the performance of an Eligible Person warrants an Award under the Plan, and to determine the size and type of the Award. The Committee has full and exclusive power to construe and interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to take all actions necessary or advisable for the Plan's administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Agreement, in the manner and to the extent it deems necessary or expedient to make the Plan fully effective. In exercising this power, the Committee may retain counsel at the expense of the Company. The Committee also has the power to determine the duration and purposes of leaves of absence which may be granted to a Recipient without constituting a termination of the Recipient's employment for purposes of the Plan. Any of the Committee's determinations will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

 4. SHARES SUBJECT TO PLAN. Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares that may be subject to Awards under the Plan is 7,200,000. If an unexercised Award expires or becomes unexercisable, the unpurchased Shares subject to such Award will be available for other Awards under the Plan.

 5. ELIGIBILITY. Any Eligible Person that the Committee in its sole discretion designates is eligible to receive an Award under the Plan. Only an Employee may receive an Incentive Stock Option. The Committee's grant of an Award to a Recipient in any year does not entitle the Recipient to an Award in any other year. Furthermore, the Committee may grant different Awards to different Recipients. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the types and sizes of their Awards. Recipients may include persons who previously received stock, stock options, stock appreciation rights, or other benefits under the Plan or another plan of the Company or a Subsidiary, whether or not the previously granted benefits have been fully exercised or vested. An Award will not enlarge or otherwise affect a Recipient's right, if any, to continue to serve the Company and its Subsidiaries in any capacity, and will not restrict the right of the Company or a Subsidiary to terminate at any time the Recipient's employment.

 6. OPTIONS. The Committee may grant Options to purchase Common Stock to Recipients in such amounts as the Committee determines in its sole discretion; provided that, subject to the provisions of Section 9 of the Plan, (i) during any 12-month period, the Committee may not grant to any Recipient Options to purchase more than a total of 2,000,000 Shares, (ii) the Committee may not grant Options such that during any 12-month period the aggregate number of Shares with respect to which Options first become exercisable ("vest") during such period, in accordance with the vesting schedules established by the Committee as of the Date of Grant, exceeds 5% of the Company's total issued and outstanding shares of common stock, determined in accordance with the rules of the American Stock Exchange, and
     (iii) the Committee may not grant Options such that during any five year period the aggregate number of Shares with respect to which Options vest during such period, in accordance with the vesting schedules established by the Committee as of the Date of Grant, exceeds 10% of the Company's total issued and outstanding shares of common stock, determined in accordance with the rules of the American Stock Exchange. An Option may be in the form of an Incentive Stock Option or a Nonqualified Stock Option. The Committee may grant an Option alone or in addition to another Award. Each Option will satisfy the following requirements:

     A. WRITTEN AGREEMENT. Each Option granted to a Recipient will be evidenced by an Option Agreement. The terms of the Option Agreement need not be identical for different Recipients. The Option Agreement will contain such provisions as the Committee deems appropriate and will include a description of the substance of each of the requirements in this Section 6.

     B. NUMBER OF SHARES. Each Option Agreement will specify the number of Shares that the Recipient may purchase upon exercise of the Option.

     C.  EXERCISE PRICE.

        I. INCENTIVE STOCK OPTION. Except as provided in subsection 6.l. of the Plan, the exercise price of each Share subject to an Incentive Stock Option will equal the exercise price designated by the Committee, but will not be less than the Fair Market Value on the Date of Grant.

        II. NONQUALIFIED STOCK OPTION. The exercise price of each Share subject to a Nonqualified Stock Option will equal the exercise price designated by the Committee.

     D.  DURATION OF OPTION.

        I.   INCENTIVE STOCK OPTION.  Except as otherwise provided in this
             Section 6, an Incentive Stock Option will expire on the earlier of the tenth anniversary of the Date of Grant or the date set by the Committee on the Date of Grant.

        II.  NONQUALIFIED STOCK OPTION.  Except as otherwise provided in this
             Section 6, a Nonqualified Stock Option will expire on the tenth anniversary of its Date of Grant or, at such earlier or later date set by the Committee on the Date of Grant.

     E. VESTING OF OPTION. Each Option Agreement will specify the vesting schedule applicable to the Option. The Committee, in its sole discretion, may accelerate the vesting of any Option at any time. An unexercised Option that is not fully vested will become fully vested if the Recipient of the Option dies or terminates employment with the Company because of Disability.

     F.  DEATH.

        I. INCENTIVE STOCK OPTION. If a Recipient dies, an Incentive Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier expiration date on the Date of Grant.

        II. NONQUALIFIED STOCK OPTION. If a Recipient dies, a Nonqualified Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant, or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's death.

     G.  DISABILITY.

        I. INCENTIVE STOCK OPTION. If the Recipient terminates employment with the Company because of his Disability, an Incentive Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in subsection 6.d. of the Plan.

        II. NONQUALIFIED STOCK OPTION. If the Recipient terminates employment with the Company because of his Disability, a Nonqualified Stock Option granted to the Recipient will expire on the one-year anniversary of the Recipient's last day of employment, or, if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's last day of employment.

     H.  RETIREMENT OR INVOLUNTARY TERMINATION.

        I. INCENTIVE STOCK OPTION. If the Recipient terminates employment with the Company as a result of his retirement in accordance with the Company's normal retirement policies, or if the Company terminates the Recipient's employment other than for Cause, an Incentive Stock Option granted to the Recipient will expire 90 days following the last day of the Recipient's employment, or, if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier expiration date on the Date of Grant.

        II. NONQUALIFIED STOCK OPTION. If the Recipient terminates employment with the Company as a result of his retirement in accordance with the Company's normal retirement policies, or if the Company terminates the Recipient's employment other than for Cause, a Nonqualified Stock Option granted to the Recipient will expire 180 days following the last day of the Recipient's employment, or, if earlier, the date specified in subsection 6.d. of the Plan, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to 180 days following the Recipient's last day of employment.

     I. TERMINATION OF SERVICE. If the Recipient's employment with the Company terminates for any reason other than the reasons described in Sections 6.f., 6.g., 6.h., or 6.j. of the Plan, an Option granted to the Recipient will expire 30 days following the last day of the Recipient's employment with the Company, or, if earlier, the date specified in subsection 6.d. of the Plan, unless the

          Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to the 30th day following the Recipient's last day of employment. The Committee may not delay the expiration of an Incentive Stock Option more than 90 days after termination of the Recipient's employment. During any delay of the expiration date, the Option will be exercisable only to the extent it is exercisable on the date the Recipient's employment terminates, subject to any adjustment under
          Section 9 of the Plan.

     J. CAUSE. Notwithstanding any provisions set forth in the Plan, if the Company terminates the Recipient's employment for Cause, any unexercised portion(s) of the Recipient's Option(s) will expire immediately upon the earlier of the occurrence of the event that constitutes Cause or the last day the Recipient is employed by the Company.

     K. CONDITIONS REQUIRED FOR EXERCISE. An Option is exercisable only to the extent it is vested according to the terms of the Option Agreement. Furthermore, an Option is exercisable only if the issuance of Shares upon exercise would comply with applicable securities laws. Each Agreement will specify any additional conditions required for the exercise of the Option.

     L. TEN PERCENT SHAREHOLDERS. An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, will have an exercise price of 110 percent of Fair Market Value on the Date of Grant and will be exercisable only during the five-year period immediately following the Date of Grant. For purposes of calculating stock ownership of any person, the attribution rules of Code Section 424(d) will apply, and any stock that such person may purchase under outstanding options will not be considered.

     M. MAXIMUM OPTION GRANTS. The aggregate Fair Market Value, determined on the Date of Grant, of Shares with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries become exercisable by any individual for the first time in any calendar year will not exceed $100,000.

     N. METHOD OF EXERCISE. An Option will be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and
         (iii) complies with such other reasonable requirements as the Committee establishes pursuant to Section 9 of the Plan. Payment for Shares with respect to which an Option is exercised may be made (i) in cash, (ii) by certified check, (iii) in the form of Common Stock having a Fair Market Value equal to the exercise price, or (iv) by delivery of a notice instructing the Company to deliver the Shares to a broker subject to the broker's delivery of cash to the Company equal to the exercise price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under the Plan until a certificate or certificates for the Shares have been delivered to him. A partial exercise of an Option will not affect the holder's right to exercise the remainder of the Option from time to time in accordance with the Plan.

     O. LOAN FROM COMPANY TO EXERCISE OPTION. The Committee may, in its discretion and subject to the requirements of applicable law, recommend to the Company that it lend the Recipient the funds needed by the Recipient to exercise an Option. The Recipient will apply to the Company for the loan, completing the forms and providing the information required by the Company. The loan will be secured by such collateral as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient will execute a promissory note and any other documents deemed necessary by the Company.

     P. DESIGNATION OF BENEFICIARY. Each Recipient may file with the Company a written designation of a beneficiary to receive the Recipient's Options in the event of the Recipient's death prior to full exercise of such Options. If the Recipient does not designate a beneficiary, or if the designated beneficiary does not survive the Recipient, the Recipient's estate will be his beneficiary. Recipients may, by written notice to the Company, change a beneficiary designation.

     Q.  TRANSFERABILITY OF OPTION.

        I. NONQUALIFIED STOCK OPTION. To the extent permitted by tax, securities or other applicable laws to which the Company, the Plan, Recipients or Eligible Persons are subject, and unless provided otherwise by the Committee on the Date of Grant, a Recipient who receives a Nonqualified Stock Option may transfer such Option to
             (i) the Recipient's spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, (ii) a trust for the benefit of the Recipient's spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or (iii) a partnership whose partners consist solely of two or more of the Recipient, the Recipient's spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.

        II. INCENTIVE STOCK OPTION. An Incentive Stock Option granted under the Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of the Recipient, all rights of the Incentive Stock Option are exercisable only by the Recipient.

 7. RESTRICTED STOCK. The Committee may grant Awards of Restricted Stock to Recipients in such amounts as the Committee determines in its sole discretion. The Committee may grant Awards of Restricted Stock alone or in addition to another Award. Each Restricted Stock Award granted to a Recipient will satisfy the following requirements:

     A. WRITTEN AGREEMENT. Each Restricted Stock Award granted to a Recipient will be evidenced by a Restricted Stock Agreement. The terms of the Restricted Stock Agreement need not be identical for each Recipient. The Restricted Stock Agreement will specify the Period(s) of Restriction. In addition, the Restricted Stock Agreement will include a description of the substance of each of the requirements in this
         Section 7 and will contain such provisions as the Committee deems appropriate.

     B. NUMBER OF SHARES. Each Restricted Stock Agreement will specify the number of Shares of Restricted Stock granted to the Recipient.

     C. TRANSFERABILITY. Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction, or upon earlier satisfaction of any other conditions, as specified in the Restricted Stock Agreement.

     D. OTHER RESTRICTIONS. The Committee will impose on Shares of Restricted Stock any other restrictions that the Committee deems advisable, including, without limitation, vesting restrictions, restrictions based upon the achievement of specific Company-wide, Subsidiary, or individual performance goals, and/or restrictions under applicable federal or state securities laws, and may place legends on the certificates representing Restricted Stock to give appropriate notice of such restrictions. The Committee may also require that Recipients make cash payments at the time of grant or upon expiration of the Period of Restriction in an amount not less than the par value of the Shares of Restricted Stock.

     E. CERTIFICATE LEGEND. In addition to any legends placed on certificates pursuant to subsection 7.d. of the Plan, each certificate representing Restricted Stock will bear the following legend:

             The sale or other transfer of the Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Paxson Communications Corporation 1998 Stock Incentive Plan, as amended, and in a Restricted Stock Agreement dated . A copy of the Plan and the Restricted Stock Agreement may be obtained from the Chief Financial Officer of Paxson Communications Corporation.

     F. REMOVAL OF RESTRICTIONS. Except as otherwise provided in this Section 7, Restricted Stock will become freely transferable by the Recipient after the Period of Restriction expires. The Recipient will be entitled to removal of the legend required by subsection 7.e. of the Plan following the expiration of the Period of Restriction.

     G. VOTING RIGHTS. During the Period of Restriction, Recipients holding Restricted Stock may exercise full voting rights with respect to such Shares.

     H. DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Recipients holding Restricted Stock will be entitled to receive all dividends and other distributions payable to the holders of the Common Stock generally. If any such dividends or distributions are paid in Shares, such Shares will be subject to the same restrictions on transferability and risks of forfeiture as the Shares of Restricted Stock with respect to which they were paid.

     I. DEATH. The restrictions on a Recipient's Restricted Stock will terminate on the date of the Recipient's death.

     J. DISABILITY. If a Recipient terminates employment with the Company because of his total and permanent Disability, the restrictions on the Recipient's Restricted Stock will expire on the Recipient's last day of employment.

     K. TERMINATION OF SERVICE. If a Recipient ceases employment for any reason other than death or Disability, the Recipient will forfeit immediately to the Company all nonvested Restricted Stock held by the Recipient. The Committee may, in its sole discretion and upon such terms and conditions as it deems proper, provide for termination of the restrictions on Restricted Stock following termination of employment.

     L. DESIGNATION OF BENEFICIARY. Each Recipient may file with the Company a written designation of a beneficiary to receive the Recipient's Restricted Stock in the event of the Recipient's death prior to removal of all restrictions thereon. If the Recipient does not designate a beneficiary, or if the designated beneficiary does not survive the Recipient, the Recipient's estate will be his beneficiary. Recipients may, by written notice to the Company, change a beneficiary designation.

 8. TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES; LEGENDS. The Company will have the right to withhold from payments otherwise due and owing to the Recipient or his beneficiary or to require the Recipient or his beneficiary to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state or local withholding tax requirements at the time the Recipient or his beneficiary recognizes income for federal, state or local tax purposes with respect to any Award under the Plan.

    The Committee may grant Awards and the Company may deliver Shares under the Plan only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (i) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or
    (i) an exemption from the registration requirements of applicable securities laws is available. The Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and will be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this
    Section 8. No Option may be exercised, and Shares may not be issued under the Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

    Each person who acquires the right to exercise an Option or to ownership of Shares by transfer, bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option or receipt of Shares. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

    With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act, as such Rule may be amended from time to time, or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Committee or the Company fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

 9. ADJUSTMENT UPON CHANGE OF SHARES. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock occurs, the Committee will equitably adjust the number and class of Shares for which Awards are authorized to be granted under the Plan, the number and class of Shares then subject to Awards previously granted to Employees under the Plan, and the price per Share payable upon exercise of each Award outstanding under the Plan. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, any Award will pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Award would have been entitled to receive in connection with any merger, consolidation, reorganization, liquidation or dissolution.

10. LIABILITY OF THE COMPANY. Neither the Company nor any parent or Subsidiary of the Company that is in existence or hereafter comes into existence will be liable to any person for any tax consequences incurred by a Recipient or other person with respect to an Award.

11. AMENDMENT AND TERMINATION OF PLAN. The Board may alter, amend, or terminate the Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other laws applicable to the Company, the Plan, Recipients or Eligible Persons. Any amendment, whether with or without the approval of shareholders of the Company, that alters the terms or provisions of an Award granted before the amendment (unless the alteration is expressly permitted under the Plan) will be effective only with the consent of the Recipient of the Award or the holder currently entitled to exercise the Award.

12. EXPENSES OF PLAN. The Company will bear the expenses of administering the Plan.

13. DURATION OF PLAN. Awards may be granted under the Plan only during the ten years immediately following the original effective date of the Plan.

14. NOTICES. All notices to the Company will be in writing and will be delivered to Anthony L. Morrison, Esq., Vice President, Secretary and General Counsel, Paxson Communications Corporation, 601 Clearwater Park Road, West Palm Beach, Florida 33401. All notices to a Recipient will be delivered personally or mailed to the Recipient at his address appearing in the Company's personnel records. The address of any person may be changed at any time by written notice given in accordance with this Section 14.

15. APPLICABLE LAW. The validity, interpretation, and enforcement of the Plan are governed in all respects by the laws of Delaware and the United States of America.

16. EFFECTIVE DATE. The effective date of the Plan will be the earlier of (i) the date on which the Board adopts the Plan or (ii) the date on which the Shareholders approve the Plan.

PROXY                  PAXSON COMMUNICATIONS CORPORATION

                            601 CLEARWATER PARK ROAD
                      WEST PALM BEACH, FLORIDA 33401-6233

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Anthony L. Morrison and William L. Watson, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of stock of Paxson Communications Corporation held of record by the undersigned on March 1, 1999, at the annual meeting of stockholders to be held on April 30, 1999, or any adjournment thereof.

1. ELECTION OF DIRECTORS

  [ ] FOR all nominees listed below

  [ ] WITHHOLD AUTHORITY (except as marked to the contrary below)

  To vote for all nominees listed below

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

  Lowell W. Paxson, William E. Simon, Jr., Jeffrey Sagansky, James B. Bocock,
                      Bruce L. Burnham, James L. Greenwald

2. RATIFY THE ADOPTION OF THE COMPANY'S 1998 STOCK INCENTIVE PLAN;

3. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1999.

                        [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

                    (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)

4. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Dated                      , 1999
     ----------------------


                                            ------------------------------------
                                                         Signature

                                            ------------------------------------
                                                 Signatures if held jointly

                                            PLEASE SIGN EXACTLY AS NAME APPEARS
                                            BELOW. WHEN SHARES ARE HELD BY JOINT
                                            TENANTS, BOTH SHOULD SIGN. When
                                            signing as attorney, as executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.